UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Investor Presentation January 201 4

Transaction Overview 2 • On September 23, 2013, Yongye International, Inc. (the ‘‘Company’’) entered into an agreement and plan of merger (the ‘‘ M erg er Agreement” ) with Full Alliance International Limited (‘‘Holdco’’), Yongye International Limited (‘‘Parent’’), and Yongye International Merger Sub Limited (‘‘Merger Sub’’), pursuant to which Merger Sub will be merged with and into the Company, with the Com pany continuing as the surviving company after the merger as a wholly owned subsidiary of Parent (the "Merger") • The Merger is a going private transaction involving: – (i) Mr. Zishen Wu, chairman, president and chief executive officer of the Company – (ii) Holdco, which is currently wholly - owned by Ms. Xingmei Zhong – (iii) MSPEA Agricultural Holding Limited (‘‘MSPEA’’) – (iv) Prosper Sino Development Limited, a trust for the benefit of the family members of certain current and former directors and management members, including Mr. Zishen Wu and Mr. Yue Yu, CFO of the Company, which is contributing a portion of the shares it holds to the Parent in connection with the Merger (‘‘Prosper Sino’’, and together with Mr. Zishen Wu, Holdco and MSPEA, the ‘‘Rollover Holders’’), and – (v) Lead Rich International Limited (‘‘Lead Rich’’ and together with the Rollover Holders and their affiliates, the “Buyer Group”) • The Company’s common stock is being purchased by the B uyer G roup for a price of US$6.69 per share in cash • The transaction will be funded through a combination of: – (i) debt financing from China Development Bank Corporation (‘‘CDB’’) in an amount of US$214 million – (ii) notes proceeds from Lead Rich in an amount of US$35 million – (iii) equity contribution in an amount of US$12 million by Mr. Zishen Wu, and US$15 million by Lead Rich ; and – (iv) the contribution of common stock and preferred stock by the Rollover Holders (approximately US$142 million)

Process Led by Experienced and Independent Special Committee

YONGYE

The Special Committee Consists Of Independent Directors With Deep Experience And Functional Expertise, And Is Advised By Leading Independent Legal And Financial Advisors

Mr. Sean Shao
Chairman of the Special Committee
Independent Director since 2009
Chairman of Audit Committee

- Mr. Shao is very experienced in US listed companies' directorship, and currently serves as (i) independent director and chairman of the audit committee of LightInTheBox Holdings Co. Ltd. (NYSE: LITB); UTStarcom Holdings Corp. (NASDAQ: UTSI); Xueda Education Group (NYSE: XUE); and China Biologic Products, Inc.(NASDAQ:CBPO); and (ii) independent director and chairman of the nominating committee of Agria Corporation (NYSE:GRO)
- He served as the chief financial officer of Trina Solar Limited from 2006 to 2008, ChinaEdu Corporation and Watchdata Technologies Ltd. from 2004 to 2006
- Prior to that, Mr. Shao worked at Deloitte Touche Tohmatsu CPA Ltd. for approximately a decade. Mr. Shao received his master's degree in health care administration from the University of California at Los Angeles in 1988 and his bachelor's degree in art from East China Normal University in 1982. Mr. Shao is a member of the American Institute of Certified Public Accountants

Dr. Xindan Li
Independent Director since 2009
Chairman of Compensation Committee

- Dr. Li has served as the Dean of the Graduate School of Management Science and Engineering at Nanjing University since July 2010. He has over 20 years of teaching, research and administrative experiences. He has authored numerous books and papers, received numerous titles and honors, and undertaken research projects which addressed a wide range of business topics including investor behavior
- He is a member of the Corporate Governance Index of the Shanghai Stock Exchange, and an independent director for Hiteker Co., Ltd., Union Securities Co. and Nanjing Agriculture Commercial Bank

Dr. Xiaochuan Guo
Independent Director since 2008
Chairman of Nominating and Corporate Governance Committee

- Dr. Guo is currently the Dean of the College of Economic & Management and Director of MBA Center of Inner Mongolia University
- Dr. Guo serves as an Independent Director of Inner Mongolia PingZhuang Energy Resource Co., Ltd. He has previously served as a director and as an independent director in several enterprises, such as Inner Mongolia Shunxin Ningcheng Laojiao Co., Ltd., Inner Mongolia Rising Group, Rising Securities and Baotou Aluminum (Group) Co., Ltd., and Yili Industrial Group Co., Ltd.
- Dr. Guo received his B.S., M.S. and PhD in management science in Fudan University

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Rigorous P rocess 4 • The special committee was formed on August 29 , 2012 and composed solely of independent directors unrelated to management of the Company or the Buyer Group. The special committee has exclusive control over all matters in connection with the Merger and any other strategic alternatives • Assisted by experienced independent advisors – Legal advisor to the special committee – Cleary Gottlieb

Steen & Hamilton LLP – Financial advisor to the special committee – Houlihan Lokey Capital, Inc » Concluded that the transaction consideration was fair from a financial point of view to the Company’s unaffiliated stockholders • Throughout the course of the 11 months since the announcement on Oct 15, 2012 until the signing of the Merger Agreement, the special committee held approximately 57 meetings, and received the advice of its legal and financial advisors • The special committee conducted a 35 - day pre - signing market check and negotiated a 40 - day post - signing ‘‘go - shop’’ period, during which the Company was able to solicit alternative acquisition proposals » 60 potential buyers reached in total » No alternative proposal was received • As directed by the special committee, Company management was fully cooperative with potential buyers during the due diligence process • The special committee conducted extensive negotiations with the Buyer Group, which l ed to an increase in the offer price from US$ 6.60 per share to US$ 6.69 per share, or US$3.5 million of additional value to the non - Buyer Group shareholders • A t any time prior to receipt of shareholder approval of the proposed merger, the special c ommittee ha s the right to terminate the Merger Agreement to enter into an alternative superior proposal, upon which the Company will pay a low termination fee of US$2 million, equivalent to 0.5% of the transaction value • The Merger requires the approval by holders of a majority of the outstanding shares of Company common stock not held by the Buyer Group, representing 38% of the total outstanding common shares

US$6.69 per Share in Cash: A Compelling Offer with Significant Premium 5 • All cash transaction provides immediate liquidity • US$6.69 per share represents a substantial premium to pre - announcement stock price – Transaction was announced Oct 15 , 2012 with initial offer price of US$6.60 per share – 39.7 % premium over the one day share price prior to the announcement – 49.2 % premium over the 30 - trading day VWAP prior to the announcement – 72.7 % premium over the 90 - trading day VWAP prior to the announcement – 86.9 % premium over the 180 - trading day VWAP prior to the announcement – 13.4% premium over the 52 - week high prior to the announcement • The offer removes the risks and uncertainties associated with the Company’s prospects and China agriculture sector – Including single product concentration, shortage of working capital, difficulty in collecting accounts receivables, risk of m ain taining profitability and extreme seasonality etc. • Within range of fairness based on a wide range of valuation methodologies – Trading comparables – Precedent transactions – Discounted cash flow Negative US Investor Sentiment Towards Chinese RTO Companies Has Impeded Institutional (non - retail) Ownership, W hich Has In Turn Structurally Impaired Liquidity

Independent Financial Advisor Confirms The Fairness of the Merger 6 5.18 4.11 9.51 9.12 10.60 4.73 7.94 7.76 11.67 6.74 6.26 5.67 6.27 2.36 4.50 5.00 0 4 8 12 Selected Companies Analysis 0.80x–1.10x LTM 6/30/2013 Revenue Selected Companies Analysis 0.70x–1.00x NFY 12/31/2013 Revenue Selected Companies Analysis 0.60x–0.90x NFY+1 12/31/2014 Revenue Selected Companies Analysis 10.0x–15.0x LTM 6/30/2013 Adjusted EBITD

A Selected Companies Analysis 6.0x–9.0x NFY 12/31/2013 Adjusted EBITDA Selected Companies Analysis 8.0x–11.0x NFY+1 12/31/2014 Adjusted EBITDA Selected Transaction Analysis 0.70x–1.30x LTM 6/30/2013 Revenue Discounted Cash Flow Analysis Discount Rate 13.0%–15.0% Adjusted EBITDA Exit Multiples 9.0x–12.0x Implied Per Share Equity Value Reference Range Price Per Share US$ Proposed Per Share Merger Consideration of US$6.69 Independent Financial Advisor Employed A Wide Range of Valuation Methodologies

0 2 4 6 8 10 12 14 21-Apr-08 11-Feb-09 4-Dec-09 28-Sep-10 21-Jul-11 14-May-12 6-Mar-13 31-Dec-13 - 2.00 4.00 6.00 8.00 10.00 12.00 14.00 Volume Price Share Price & Volume History Price (US$) Per Share Merger Consideration US$6.69 3 - Sep - 09 Yongye was up - listed to NASDAQ exchange at US$ 7.50 per share 12 - Mar - 10 Yongye Nongfeng Biotechnology signed a letter of intent to acquire an undeveloped lignite coal re sources project in Inner Mongolia from Wuchuan Shutong Humic Acid Trading Company Limited for c. US$ 4MM 3 - Jun - 11 Rosen Law Firm filed class action suit against Yongye 21 - Apr - 08 Yongye started to trade on OTCBB through reverse merger S hare P rice I s S upported by T he Merger O ffer 7 Share Price Has Never Reached Offered Price In The Last 33 Months 3 - Aug - 10 Yongye Nongfeng Biotechnology agreed to acquire the Shengmingsu brand products distribution network for US$ 32.9MM 15 - Oct - 12 Yongye announced that it received a preliminary non - binding proposal to take the Company private Volume (MM Shares) 9 - Jun - 11 Yongye issued 5,681,818 shares of redeemable preferred series A convertible shares to MSPEA, with gross proceeds of US$ 50MM 18 - Mar - 13 NASDAQ halted trading in Yongye’s common stock 23 - Sep - 13 Yongye entered Into definitive merger agreement 17 - Jun - 13 Yongye’s stock resumed trading 27 - May - 11 Robbins Geller Rudman & Dowd LLP filed class action suit against Yongye for the alleged issuance of false and misleading information to investors about the financial and business condition 5 - Mar - 12 The two class action suits were consolidated in December 2011 and were dismissed with prejudice as to themselves as named plaintiffs on 5 March, 2012

Robust Market Check and Go - shop Process 8 • The special committee conducted a 35 - day market check between December 5, 2012 and January 9, 2013 – 60 parties were contacted: 29 strategic parties and 31 financial sponsors – 3 financial sponsors expressed interest in receiving additional information – 2 financial sponsors executed confidentiality agreements – 1 financial sponsor attended a management meeting – N

o party submitted preliminary indication of interest – No party submitted final proposal • The special committee negotiated a 40 - day post - signing ‘‘go - shop’’ period and solicited alternative acquisition proposals – 48 parties were contacted: 26 strategic parties and 22 financial sponsors, most of which were previously contacted – 4 parties responded no interest – 44 parties didn’t respond as of November 2, 2013, which were deemed as not interested – The Company did not receive any alternative transaction proposals during the go - shop period • As at the date of the proxy statement and hereof, the Company has not received any alternative transaction proposals No Superior Proposal Received

Limited Execution Risk 9 • Committed financing – Parent entered into a foreign exchange facility contract, dated as of September 23, 2013, with China Development Bank Corpora tio n for debt financing in an aggregate amount of US$214 million to fund the Merger – Lead Rich deposited with an escrow agent US$50 million in the aggregate for both its equity contribution and notes financing, to be released at the closin

g of the Merger • The absence of significant required regulatory approvals in connection with the Merger – Such as U.S. and PRC antitrust approvals • High reverse termination fee – Buyer Group’s termination fee under certain circumstances is US$10 million, and by contrast, the Company’s is US$2 million • Specific performance – The Company has the right to obtain an injunction, specific performance or other equitable relief to cause the Buyer Group to fu nd the equity financing immediately prior to the effective time of the Merger under certain circumstances • At any time prior to receipt of shareholder approval of the proposed Merger, the special committee has the right to terminate the Merger Agreement and enter into an alternative superior proposal

Risk of Stock Price Decline If The Merger Is Not Completed

永业 YONGYE

Yongye's Stock Price Could Trade Back To Or Below Its Pre-announcement Stock Price If The Merger Is Not Completed

- ***Challenges to Yongye stock trading***
  - The Chinese companies listing in the U.S. market through reverse mergers were adversely affected in general in terms of liquidity and trading price by the bulletin issued and related enforcement actions by the SEC regarding the risks of investing in such companies since mid 2011
  - YONG's shares were frequently attacked by short sellers since mid 2011
    - even MSPEA's initial investment in June 2011 was not positively recognized by the capital markets to develop Yongye's valuation
  - Liquidity was further challenged by NASDAQ's 90 days trading halt from March 18, 2013 until June 17, 2013
    - NASDAQ's inquiries were satisfied before the trading was resumed
  - Low attractiveness for institutional investors due to low liquidity
  - Retail-dominated shareholder base cannot develop Yongye's valuation in a short period
    - over 10,000 accounts with holding below 1% each and accounting for more than 60% of TSO in aggregate
  - No research coverage as a result of the limited trading volume and retail-dominated shareholder base
    - Prior to announcement of merger agreement, less than 7% of YONG shares owned by institutional holders

- ***Current share price is supported by the Merger***
  - Limited recovery of RTO Chinese companies' stocks
    - Since May 2011, the RTO Chinese companies have been frequently challenged over time. The Bloomberg China-US equity index has dropped 28% since that time, while YONG's share price rose by 21% during the same period as supported by this Merger
  - No transaction was cleared at a price higher than the US$6.69 offer price with a meaningful volume
    - Since the initial announcement on October 15, 2012, Yongye's ADTV was US$2.26 million, representing 0.8% of Yongye's market capitalization and consistent with the trading level prior to the announcement

- ***We have already seen precedents of shareholder-rejected transactions that experienced dramatic underperformance without the support of an offer price***

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11 Outperformance Due to The Merger Since May 2011 Yong’s S hare Price R ose By 21% As S upported By T his Merger , While The Bloomberg C HINA RTO Index Dropped 28% 0.00 2.00 4.00 6.00 8.00 May-11 Dec-11 Aug-12 Apr-13 Dec-13 0 1,000 2,000 3,000 4,000 Volume Garden China RTO Garden Price Performance vs. China RTO Index Since May 1, 2011 US$ 000 Shares ChinaRTO Index - 28% Garden +21% Source Bloomberg

Underperformance of Previous Shareholder - rejected Transactions 12 Source: FactSet, ISS Note 1. Includes transactions 2005 – 2012, U.S. target only Selected Target Stock Price Performance For Shareholder - rejected Transactions (2005 – 2012) Average 1 - year And 2 - year Declines of 17% And 54%, Respectively

Summary 13 • The transaction was managed by an independent special committee , assisted by experienced and independent legal and financial advisors • Robust process to solicit alternative proposals conducted with no other potential alternative proposals received • Compelling o ffer with s ignificant p remium and immediate liquidity • Price fairness verified by a wide range of valuation methodologies • Limited execution risk with high degree of financing certainty The Transaction Offers An Immediate Liquidity Opportunity To Yongye’s Shareholders With A Fair Offer

14 Appendix : Responses to Glenhill’s 13D Filing

Responses to Glenhill’s 13D Filing 15 1. Concerns on s pecial committee’s process A: The special committee ran a robust process to protect the shareholders’ interest and maximize the value from this transaction: – Composed solely of independent directors unrelated to management of the Company or the Buyer Group, the special committee has exclusive control over all matters in connection with the Merger and a ny other strategic alternatives. – Assisted by Cleary as its legal advisor and Houlihan Lokey as its financial advisor, the special committee , over the course of the 11 months , held approximately 57 meetings, conducted a 35 - day pre - signing market check and a 40 - day post - signing ‘‘go - shop’’ search, and reached 60 potential buyers in total. But no alternative proposal was received. – The special committee conducted extensive negotiations with the Buyer Group, which led to an increase in the offer price from US$6.60 per share to US$6.69 per share – The special committee require d the approval by holders of a majority of the outstanding shares of Company common stock not held by the Buyer Group to approv e the transaction , representing 38% of the total outstanding common shares – Please see page 4 for other details regarding the process

Responses to Glenhill’s 13D Filing 16 2. Lack of comparable companies in non - U.S. public or private markets A: A wide range of public and private comparable companies ha d been selected by the special committee’s independent financial advisor Houlihan Lokey : – There were 24 selected public comparables in total, including 11 Chinese companies, and 13 companies in other emerging markets. These comparable com panies are listed in 12 different stock markets around the world , namely NYSE, SEHK, SZSE (China), SHSE (China), TSX, LSE, BSE, BOVESPA, MICEX, KASE, TSEC, and NSEI etc. – The financial advisor also reviewed 31 Chinese and 37 international agrochemical transactions over the past three years. – The comprehensive list of selected comparable companies formed a solid and reliable benchmark for the special committee to develop the valuation of Yongye and arrive at its recommendation regarding the transaction . 3. Not thoroughly reviewed the viability of all accepted valuation means A: Houlihan Lokey utilized 8 different methodologies in arriving its valuation, including 1) EV to LTM revenue, 2) EV to 2013 revenue, 3) EV to 2014 revenue, 4) EV to LTM EBITDA, 5) EV to 2013 EBITDA, 6) EV to 2014 EBITDA, 7) selected transaction analysis, and 8) DCF analysis. Together with the thorough list of comparable companies, these valuation results provided a comprehensive view of Yongye’s valuation, and concluded that US$6.69 per share merger consideration is fair from a financial point of view.

Responses to Glenhill's 13D Filing

永业 YONGYE

4. 1.4% price increase is inadequate

A: Among the 51 completed and announced go-private transactions of US-listed Chinese companies, only 18 increased their offer price.

Although the initial offer price was already within the valuation range based on Houlihan Lokey's preliminary analysis, the special committee achieved a 1.4% price increase through a series of extensive and difficult negotiations with the Buyer Group, representing US$3.5 million of additional value to the non-Buyer Group shareholders. And based on Houlihan Lokey's valuation analysis, US$6.69 per share merger consideration is fair from a financial point of view.

The special committee had pushed the Buyer Group to their most affordable fair price given their available financing. Any further increase ask without considering available funding source would just reduce the certainty of the transaction.

5. Undervaluation due to Yongye's reported performance improvements and US$160 million net cash position by 3Q2013

A: Yongye's reported revenue for the first nine months in 2013 increased 53% compared to the same period of 2012. However the increase in the accounting earnings were primarily attributable to the collection of the past sales in 2012 Yongye made to certain distributors, from whom Yongye recognized revenue upon cash collection instead of shipment. The amount of products Yongye shipped to its distributors during the nine months increased only 19.8%. And such growth had been fully factored in the valuation for the special committee to assess the transaction.

Yongye generated a US$160 million net cash position at the end of 2Q2013 mainly due to extra cash collection efforts in first quarter in order to satisfy the auditor's requirement. However, the intensive raw material procurement and marketing promotion in 3Q2013 quickly consumed the cash on the balance sheet, and it ended up with a zero net cash position by September 30, 2013. As a result, the US$160 million net cash should not be excluded from the offered value.

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Responses to Glenhill’s 13D Filing 18 6 . High performance targets set in 2011 for MSPEA’s investment are attainable and cannot justify the offer price A: The performance target s set forth in MSPEA’s investment agreement were established in mid 2011. Since then, the market environment and business relationships with distributors has dramatically changed, particularly as related to working capital and prolonged receivables collection in the past two years. To cope with the developments, the management has had to adjust operation al strategy and shift focus towards cash flow management in order to enhance shareholders’ interest. As a result, the original performance targets were no longer relevant. For instance, Yongye’s 2012 actual net income was US$94 million vs. US$126 million in the performance target , resulting in a 27% decrease in MSPEA’s conversion price . 7 . P/E multiples is as low as 2.5x A: Yongye’s negative cash flow and prolonged receivables collection in recent years make the P/E multiple not the most relevant methodology to value Yongye. From 2011 to Sep 2013, Yongye’s accumulated reported net earnings was US$335mm, while during the same period, its operating cash flow was negative US$54 million. Yongye started to recognize revenue based on cash collection rather than shipment for selected accounts since 4Q 2011, due to their unhealthy credit record. As of 30 September 2013, Yongye’s accounts receivables increased from US$295 million as of 30 September 2012 to US$390mm. These risks associated with Yongye’s earning quality cannot justify a valuation based on P/E multiples, which would over - estimate Yongye’s value.

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nd of 2Q2013 mainly due to extra cash collection efforts in first quarter in order to satisfy the auditor ’s requirement. However, the intensive raw material procurement and marketing promotion in 3Q2013 quickly consumed the cash on the balance sheet, and it ended up with a zero net cash position by September 30, 2013. As a result, the US$ 160 million net cash should not be excluded from the offered value .

Responses to Glenhill’s 13D Filing 18 6 . High performance targets set in 2011 for MSPEA’s investment are attainable and cannot justify the offer price A: The performance target s set forth in MSPEA’s investment agreement were established in mid 2011. Since then, the market environment and business relationships with distributors has dramatically changed, particularly as related to working capital and prolonged receivables collection in the past two years. To cope with the developments, the management has had to adjust operation al strategy and shift focus towards cash flow management in order to enhance shareholders’ interest. As a result, the original performance targets were no longer relevant. For instance, Yongye’s 2012 actual net income was US$94 million vs. US$126 million in the performance target , resulting in a 27% decrease in MSPEA’s conversion price . 7 . P/E multiples is as low as 2.5x A: Yongye’s negative cash flow and prolonged receivables collection in recent years make the P/E multiple not the most relevant methodology to value Yongye. From 2011 to Sep 2013, Yongye’s accumulated reported net earnings was US$335mm, while during the same period, its operating cash flow was negative US$54 million. Yongye started to recognize revenue based on cash collection rather than shipment for selected accounts since 4Q 2012, due to their unhealthy credit record. As of 30 September 2013, Yongye’s accounts receivables increased from US$295 million as of 30 September 2012 to US$390mm, representing 137 AR days. These risks associated with Yongye’s earning quality cannot justify a valuation based on P/E multiples, which would over - estimate Yongye’s value.

Responses to Glenhill’s 13D Filing 19 8 . Yongye’s stock once traded as high as US$12 back in 2009 A: Negative US investor sentiment towards Chinese RTO companies has impeded institutional (non - retail) ownership since mid 2011 when SEC issued the bulletin regarding the risks associated with the Chinese companies listing in the U.S. market through reverse merger. Prior to the announcement of merger agreement in

October 2012, less than 7% of YONG shares were owned by institutional holders. The consumer - dominated shareholding had in turn structurally impaired liquidity of Yongye’s stock, resulting in low share price. Since March 2011, the share price has never reached the offered price. 9 . China BlueChemical’s (CBC) high trading multiples A: China BlueChemical Ltd. is not a direct comparable company to Yongye given its different business and owner ship . CBC is a large - scale traditional mineral fertilizers producer of urea, phosphate and methanol. In comparison, Yongye is engaged in fulvic acid based crop and animal nutrient products, which is a niche market in the agriculture and fertilizer industry. CBC is a subsidiary of China National Off shore Oil Corporation ("CNOOC"), which is the third largest state - owned petroleum company in China. CBC enjoys support from its parent company and is well equipped with competitive advantages associated with its SOE background . Yongye is a private company founded by Chairman Mr. Wu, without any direct economic interest and support from government or other state - owned enterprises.

Forward - Looking Statement 20 • This investor presentation contains certain statements that may include "forward - looking statements." All statements other than statements of historical fact included herein are "forward - looking statements." These forward - looking statements are often ident ified by the use of forward - looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks a nd uncertainties. Although the Company believes that the expectations reflected in these forward - looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue re liance on these forward - looking statements, which speak only as of the date hereof. The Company's actual results could differ materiall y from those anticipated in these forward - looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http:// www.sec.gov ). All forward - looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward - looking statements.

Additional Information and Where to Find it 21 • In connection with the Merger, the Company filed a definitive proxy statement with the Securities and Exchange Commission (th e " SEC") on January 9, 2014, and has mailed the definitive proxy statement to its stockholders. In addition, certain participants in the pro posed transaction have mailed to the Company's stockholders a Schedule 13E - 3 transaction statem ent. These documents have been filed with the SEC. INVE STORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH THE SEC CAREFULLY, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT PARENT, THE COMPANY, THE MERGER, THE PERSONS SOLICITING PROXIES IN CONNECTION WITH THE MERGER ON BEHALF OF THE COMPANY AND THE INTERESTS OF THOSE PERSONS IN THE MERGER AND RELATED MATTERS. In addition to receiving the proxy statement and Schedule 13E - 3 transaction statement by mail, stockholders also are able to obtain these documents, as well as other filings containing i nformation about the Company, the proposed Merger and related matters, without charge, from the SEC's website ( http://www.sec.gov ) or at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. In addition, these documents can be obtained, without charge, by co ntacting the Company at Yongye International, Inc., 6th Floor, Suite 608, Xue Yuan International Tower, No. 1 Zhichun Road, Haidian Distri ct, Beijing, PRC, telephone: +86 10 8231 8866. E - mail: ir@yongyeintl.com .